Exhibit 99.1

[BANK OF FLORIDA CORPORATION LETTERHEAD]

June 1, 2010

Dear Shareholder:

It is with a deep sense of regret that your Board of Directors informs you that on Friday, May 28, 2010, our three subsidiary banks, Bank of Florida – Southeast, Bank of Florida – Southwest and Bank of Florida – Tampa Bay, were closed by the Florida Office of Financial Regulation, and the FDIC was appointed as receiver. In a virtually simultaneous transaction, EverBank, Jacksonville, Florida assumed the operations and all of the deposits and purchased essentially all of assets of the Banks in a loss-share transaction facilitated by the FDIC. On Tuesday, June 1, 2010, the offices of the Banks opened for business as branches of EverBank.

While we ultimately were unable to save the Banks in the face of unyielding market conditions, we attempted every reasonable solution. We appreciate everyone’s support of, and participation in, all of our efforts throughout this endeavor. In particular, our employees gave their best efforts to maintain the Banks’ outstanding customer service in the face of difficult circumstances, and they have earned our gratitude for their dedication and hard work. On behalf of the Directors and employees of the Company and the Banks, we want to sincerely thank you for the confidence that you and the other shareholders placed in us and the loyalty and support that you demonstrated.

Banks throughout the Southeast have been affected by what is generally described as the worst economic downturn in America since the Great Depression. When economic growth in our markets began to contract, many of our customers found themselves unable to meet the obligations on their loans, and alternative sources of collateral proved insufficient to make up the shortfall. The losses created by these situations used up so much of our capital that we fell below regulatory capital thresholds and were no longer permitted by regulators to operate independently.

We are currently exploring methods of winding down our holding company operations. Any ultimate distribution of assets will occur in accordance with Florida law, the Company’s Articles of Incorporation and the terms of the Company’s outstanding series of Preferred Stock. It is not expected that any distribution will be made to common stockholders. As this process continues, we will again write to you to update you on that process.

The management team of each of the Banks has been working closely with the staff of EverBank to insure that this transition goes as smoothly as possible for our customers. If you are a customer of one of the Banks, please contact your banker for assistance or for questions you may have.

If you are a customer of Bank of Florida Trust Company, the Trust Company is continuing to operate as a separate subsidiary of the Company, and is not affected by the regulatory actions last Friday. The Trust Company is located at 1185 Immokalee Road, Naples, Florida 34110, and its officers and employees can be reached at 239-254-2111.

Sincerely,

Michael T. Putziger, Chairman	Michael McMullan, President and CEO